 Exhibit 23.10

Letterhead of Resource Development Inc.

CONSENT OF RESOURCE DEVELOPMENT INC.

The undersigned, Resource Development, Inc., hereby states as follows:

Our firm assisted with the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 6, 2011 (the “Technical Reports”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to our firm included with such information, as set forth above in the Form 10-K.

	By:	/s/ Deepak Mahlotra
	Name:	Dr. Deepak Mahlotra
	Title:	President
Date: September 28, 2012